Exhibit 23.3

                         CONSENT OF PRICE WATERHOUSE LLP


We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Medtronic, Inc. of our report dated May 22, 1995, which appears on page 38 of Medtronic's 1995 Annual Shareholders Report, which is incorporated by reference in its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 11 of such Annual Report on Form 10-K, as amended. We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus.


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Minneapolis, Minnesota
May 24, 1996